Exhibit 10.6

First Electronic Bank Revolving Credit Agreement

MASTER REVOLVING CREDIT AGREEMENT

THIS MASTER REVOLVING CREDIT AGREEMENT is effective as of the date of acceptance (the "Effective Date") by the approved borrower (the "Borrower") that has requested First Electronic Bank and its successors and assigns (the "Lender") to provide a revolving credit facility to the Borrower on the terms and conditions set forth herein.

PLEASE READ THIS AGREEMENT CAREFULLY. BY ACCESSING OR USING ANY PART OF THE SITE WITH RESPECT TO LOANS TO BE PROVIDED UNDER THIS AGREEMENT, THE BORROWER ACKNOWLEDGES AND AGREES THAT THE BORROWER HAS READ THIS AGREEMENT, THAT THE BORROWER UNDERSTANDS THIS AGREEMENT AND ITS TERMS AND CONDITIONS, INCLUDING THE ARBITRATION AGREEMENT SET FORTH IN SECTION 9, AND THAT THE BORROWER AGREES TO BE BOUND LEGALLY BY THIS AGREEMENT AND ITS TERMS AND CONDITIONS, INCLUDING THE AGREEMENT TO ARBITRATE CERTAIN DISPUTES. IF THE BORROWER DOES NOT AGREE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE ARBITRATION AGREEMENT CONTAINED HEREIN, THE BORROWER IS NOT GRANTED PERMISSION BY THE LENDER TO ACCESS OR OTHERWISE USE THE SITE OR RECEIVE LOANS UNDER THIS AGREEMENT.

RECITALS

A.  The Borrower has requested through the Borrower Dashboard that the Lender make a revolving credit facility available to the Borrower, and the Lender has agreed to do so under certain terms and conditions.

B.  The Borrower and the Lender desire to set forth the mutually agreed upon terms and conditions of such revolving credit facility in this Agreement.

NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENT

1. Definitions; Incorporation.

a.	Definitions. As used in this Agreement, capitalized words and phrases will have the meanings set forth in Section 10 or as otherwise provided in this Agreement.

b.	Incorporation. Information regarding the Credit Limit and the Loans, including, without limitation, the number of payments and the amount of any interest, fees and other charges, is set forth in the Borrower Dashboard (as updated from time to time by the Lender, the "Loan Information"), and such Loan Information is incorporated into this Agreement by reference and shall be a part of this Agreement for all purposes. Any and all references to this Agreement will include the Loan Information. If there is a conflict or inconsistency between the terms of this Agreement and the Loan Information, the Loan Information will control.

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2. The Revolving Credit Facility.

a.	Lending Limit. On the terms and subject to the conditions set forth in this Agreement, the Lender agrees that it shall establish a revolving credit facility in favor of the Borrower in an amount set forth in the Loan Information (the "Revolving Credit Facility"). From time to time before the Maturity Date, Lender shall make one or more advances under the Revolving Credit Facility (each, a "Loan" and collectively, the "Loans") in aggregate outstanding amounts not to exceed, at any one time, the Credit Limit. Amounts borrowed under this Agreement and repaid may be re-borrowed as provided in this Agreement.

b.	Security. The Borrower hereby assigns, transfers, conveys, pledges, mortgages and grants to the Lender a security interest and lien in any and all accounts, accounts receivable, chattel paper, contract rights, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, securities, deposit accounts, investment property and all other property of whatever nature and kind, wherever located, in which the Borrower now or hereafter has any right or interest and in any and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively, "Collateral") to secure the prompt payment, performance and fulfillment of this Agreement and all present and future indebtedness and obligations of the Borrower to the Lender. Without limiting the foregoing, the Borrower grants the Lender a security interest in the Collateral to secure the Obligations. The Borrower hereby authorizes the Lender to file one or more financing statements, and any other lien-related forms or documents relating to the Collateral, from time to time as the Lender deems in its sole discretion appropriate, in any jurisdiction (and the Borrower shall execute any financing statement or amendment thereto). The Borrower hereby irrevocably appoints the Lender as the true and lawful attorney-in-fact of the Borrower, coupled with an interest, with full power in the Borrower's name, place and stead to execute financing statements on the Borrower's behalf and to do any and all other acts on the Borrower's behalf necessary or helpful to perfect and continue perfection of the Lender's security interest granted in the Collateral pursuant to the Uniform Commercial Code or other applicable law, including, but not limited to, completing, as needed, and correcting, any errors and omissions concerning descriptions, serial numbers or other descriptive information relating to the Collateral.

c.	Calculation of Interest. Commencing on the date hereof and continuing until repayment in full of all Loans, the unpaid principal balance of the Loans shall bear interest at a rate per annum equal to the Interest Rate as in effect from time to time during the applicable calculation period for each Loan. Without limiting the generality of Section 8(b), upon the occurrence of an Event of Default, the unpaid principal balance of the Loans shall also incur additional default charges as described in Section 3(f) for so long as the Event of Default remains outstanding and uncured.

d.	Payment of Principal and Interest. Any amount advanced under a Loan, and any credit in respect thereof, shall be entered into the Borrower Dashboard. The Borrower shall make timely payments of principal, interest and applicable fees and charges due under this Agreement on a weekly basis in fixed, equal payment amounts, representing principal, interest and applicable fees and charges specified by the Lender for each Loan in the Loan Information prior to the Borrower's acceptance of each such Loan. The duration of the payments shall be agreed by the Borrower and Lender as disclosed in the Loan Information. The Borrower shall make all such payments of principal, interest and applicable fees and charges in accordance with procedures established by the Lender, as may be amended from time to time upon notice to the Borrower. Without limiting the foregoing, the Borrower shall pay the outstanding principal amount and all accrued but unpaid interest (as calculated in accordance with Section 2(c)) of each Loan on or before the applicable Maturity Date for each Loan. The Borrower may optionally repay any portion of the Loans in accordance with Section 3(h) of this Agreement.

e.	Waiver of Presentment and Demand. The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and nonpayment of any of the Loans.

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f.	Termination of Revolving Credit Facility. The Borrower may, at any time and for any or no reason, advise the Lender in writing that the Borrower will no longer request Loans under this Agreement, and satisfy all Obligations owing to the Lender by payment in full of all amounts outstanding under all Loans (which payment is Indefeasible). The Lender may, at any time and for any or no reason, advise the Borrower in writing (including through the Borrower Dashboard) that the Lender will not make any future Loans under this Agreement and Borrower shall satisfy all Obligations owing to the Lender by payment in full of all amounts outstanding under all Loans (which payment is Indefeasible). If, for any reason, any portion of any payment to the Lender is set aside or restored, whether voluntarily or involuntarily, then the Loan intended to be satisfied by that payment shall be revived and continued in full force and effect as if the payment had not been made, and the Borrower shall be liable for the full amount the Lender is required to repay plus any and all costs and expenses (including reasonable attorneys' fees paid by the Lender in connection with any related litigation or resolution of such claims). Any termination of this Agreement by the Borrower shall not affect the rights and obligations of the parties which may exist before the effective date of such termination nor any rights and obligations that, by their nature, continue after termination of this Agreement.

3. Loan Advances, Use of Proceeds, and Payments.

a.	Use of Proceeds. The proceeds of all Loans shall be utilized only for business or commercial purposes in connection with Borrower's business, including, without limitation, to fund documented Invoices issued by Borrower in the course of providing goods and services to its customers, which Invoices have been approved by Lender through the Site ("Authorized Advance"). Without limiting the foregoing, Borrower represents, warrants and covenants that the proceeds of the Loans will be used exclusively for business or commercial purposes, and not for any personal, family or household purposes.

b.	Loans. The Borrower may request Loans (a "Loan Request") in connection with Authorized Advances by submitting an online request through the Borrower Dashboard for the principal amount of the Loan (each day upon which the Borrower requests a Loan is hereinafter referred to as a "Loan Request Date").

c.	Disbursements. So long as (i) an Event of Default does not exist, (ii) the aggregate outstanding balance of the Loans does not exceed the Credit Limit, (iii) the Lender has approved the Loan based on evidence provided by the Borrower that the proceeds of the Loan will be used in compliance with this Agreement, (iv) all conditions to making Loans set forth in Section 4 of this Agreement have been met, and (v) the Lender has not terminated its commitment to fund Loans, the Lender shall disburse a Loan pursuant to a Loan Request made by the Borrower in accordance with Section 3(b). Any request made after 1pm Pacific Time on a Business Day may not be disbursed until the next Business Day. Any disbursement by the Lender of a Loan shall not be deemed to mean that the Borrower has complied with its Obligations hereunder in respect of such Loan or otherwise. The Lender shall transfer the proceeds of any Loan provided by the Lender into the designated bank account established by the Borrower and approved by the Lender through the Site.

d.	Nature and Place of Payments. All payments made on account of the Loans shall be automatically debited from the Borrower's designated bank account via Automated Clearing House (ACH) pursuant to a valid authorization by the Borrower, without setoff or counterclaim in lawful money of the United States in the form of electronic deposits in immediately available funds into the Lender's designated Payment Account or as the Lender may otherwise direct, free and clear of and without deduction for any taxes (except as required by law), fees, or other charges of any nature whatsoever imposed by any taxing authority. On the applicable Maturity Date, the Lender shall automatically debit all outstanding amounts via ACH pursuant to such valid authorization by the Borrower. Any payment received after 1pm Pacific Time on a Business Day by the Lender will be considered to have been made by the Borrower on the next succeeding Business Day and, at the election of the Lender, interest thereon shall be payable by the Borrower at the Interest Rate during such extension. If any payment required to be made by the Borrower under this Agreement becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, at the election of the Lender, interest thereon shall be payable at the then applicable rate during such extension. The Borrower acknowledges and agrees that it shall not have access to the Payment Account and that all proceeds made or transferred to the Payment Account shall be applied to the Obligations of Borrower.

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e.	Payment Application. The Lender may apply all sums received to the payment of principal, interest and other fees and charges on the Loans in such order and with such priority as the Lender may determine within its sole discretion, unless otherwise required by law. The Borrower agrees that each Loan and the Lender's related records shall be conclusive evidence of the Loans with respect to the Borrower that may be owed to the Lender at any time, absent manifest error.

f.	Postmaturity Interest. During the continuation of any Event of Default, any Loans not paid whe acceleration or otherwise) shall incur additional transaction and advance fees as set forth in the Loan information.

g.	Computations. All computations of interest payable under this Agreement shall be based upon a year of 360 days for the actual number of days elapsed.

h.	Prepayments. The Borrower may prepay Loans under this Agreement in whole or in part at any time upon written notice to the Lender. The Borrower shall pay in connection with any prepayment under this Agreement all interest accrued but unpaid on Loans and other fees and charges to which such prepayment is applied, concurrently with payment to the Lender of any principal amounts, as set forth in the Loan Information.

i.	Guaranty. If requested by the Lender as support for the Loans, the Borrower will cause to be executed and delivered to the Lender a guaranty in form and substance satisfactory to the Lender (a "Guaranty") by each Guarantor.

4. Conditions to Making Loans.

a.	First Loan. The first Loan shall be limited to the amount set forth in the Loan Information in the Borrower Dashboard. As conditions precedent to the Lender's obligation to make the first Loan under this Agreement, at and as of the date of the funding thereof:

i.	Delivery of Documents by Borrower. The Borrower shall have delivered electronically to the Lender, in form and substance satisfactory to the Lender and its counsel, a duly executed copy of this Agreement in accordance with Section 9(i) of this Agreement;

ii.	Delivery of Documents by Guarantors. If requested by the Lender pursuant to Section 3(i) , each Guarantor should have delivered or shall have had delivered to the Lender, in form and substance satisfactory to the Lender and its counsel, a duly executed Guaranty;

iii.	Additional Information. The Borrower shall have delivered or shall have had delivered to the Lender, in such form and substance as is satisfactory to the Lender and its counsel, such authorizations and information concerning the Borrower and its business, operations, and condition (financial and otherwise), as the Lender may request;

iv.	Documents Enforceable. All acts and conditions (including, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings, or registrations) required to be done and performed and to have happened precedent to the execution, delivery, and performance of the Loan Documents and to constitute the same legal, valid, and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and

v.	Documents Satisfactory to Lender. All documentation, including documentation for organizational and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to Lender and its counsel.

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b.	All Loans. As conditions precedent to the Lender's obligation to make any Loan under this Agreement (including, the first loan), at and as of the date of the funding thereof:

i.	The representations and warranties of the Borrower contained in the Loan Documents shall be accurate and complete;

ii.	There shall not have occurred an Event of Default or Potential Default;

iii.	Following the making of such Loan, the aggregate principal amount of Loans outstanding will not exceed the Credit Limit; and

iv.	The Lender shall not have terminated its commitment to make Loans.

c.	Loan Stacking Prohibited. The Lender prohibits “loan stacking”, which means any series of transactions occurring within a ninety- (90-) day period, during which Obligations under the Agreement are outstanding, in which the Borrower maintains loans from three or more lenders in addition to the Lender, unless the Lender has given prior written consent to the Borrower to exceed such number of loans. The Borrower acknowledges and agrees that any occurrence of loan stacking as defined in this Section 4(c) shall be an Event of Default under the Agreement, and Lender, at its option, shall have the right thereafter to cease making Loans under the Agreement, and to declare an Event of Default as to all outstanding Loans, which shall then become immediately due and payable, without demand or presentment to the Borrower, which are expressly waived by the Borrower. Without limiting the foregoing, the Lender may immediately exercise all rights, powers and remedies available to it under the Agreement, at law, in equity or otherwise. The Lender reserves the right to change the loan stacking policy set forth in this Section 4(c) with respect to any Loan Request by including the updated policy in the Loan Information in the Borrower Dashboard.

5. Representations and Warranties of the Borrower.

As an inducement to the Lender to enter into this Agreement and to make Loans as provided in this Agreement, the Borrower represents and warrants to the Lender that:

a.	Financial Condition. The Borrower (i) is solvent, (ii) is adequately capitalized, (iii) has not incurred Indebtedness that would be beyond its ability to pay as such debts mature, and (iv) will not be rendered insolvent nor left with unreasonably small capital as a result of the Obligations or performance of the terms under this Agreement.

b.	Valid Existence; Compliance with Law. The Borrower (i) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on the Borrower or its property and/or business or on the ability of the Borrower to pay or perform the Obligations, (ii) has the power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (iii) is in compliance with all Requirements of Law (including, securities laws) and Contractual Obligations.

c.	Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right to execute, deliver, and perform the Loan Documents to which it is a party and has taken all necessary organizational action to authorize the execution, delivery, and performance of the Loan Documents. The Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute the legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

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d.	No Legal Bar. The execution, delivery, and performance of the Loan Documents, the borrowings under this Agreement and the use of the proceeds thereof, will not violate any Requirement of Law or any material Contractual Obligation of the Borrower.

e.	No Material Litigation. No litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against its properties or revenues that is likely to be adversely determined and that, if adversely determined, is likely to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower.

f.	Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property other than taxes that are being contested in good faith by appropriate proceedings and as to which the Borrower has established adequate reserves in conformity with GAAP.

g.	Consents, etc. No consent, approval, authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Borrower in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions, and conditions hereof or thereof except those consents, approvals, authorizations, registrations, declarations and/or filings, which have been obtained, granted or completed, as applicable.

h.	Insurance. The business and properties of the Borrower are insured with financially sound and reputable insurance companies (which are not Affiliates) reasonably acceptable to Lender, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. As of the date hereof, all of Borrower's insurance coverages are in full force and effect and all premiums therefor have been duly paid.

i.	Full Disclosure. None of the representations or warranties made by the Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in the exhibits, reports, statements, certificates and other information furnished by or on behalf of the Borrower in connection with the Loan Documents, taken as a whole, contains as of the delivery thereof any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misle ading as of the time when made or delivered.

6. Affirmative Covenants.

The Borrower covenants and agrees with the Lender that, as long as any Obligations (other than contingent, unmatured Obligations arising under provisions of this Agreement that expressly survive termination) remain unpaid or the Lender has any obligation to make Loans under this Agreement, the Borrower shall:

a.	Payment of Indebtedness. Pay, discharge, or otherwise satisfy at or before maturity or be fore it becomes delinquent, defaulted, or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Lender for the payment thereof in the event the Borrower is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Borrower.

b.	Maintenance of Existence and Properties; Compliance. Maintain its organizational existence and maintain all rights, privileges, licenses, approvals, franchises, properties, and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law.

c.	Books and Records. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

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d.	Notices. Promptly give written notice to the Lender of:

i.	The occurrence of any Potential Default or Event of Default;

ii.	Any litigation or proceeding affecting the Borrower that could have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower; and

iii.	A material adverse change in the business, operations, property or financial or other condition of the Borrower.

e.	Expenses. Pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel) of the Lender incident to the enforcement of payment of the Loans, whether by judicial proceedings or otherwise, and before as well as after judgment including, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium, or other similar proceedings involving the Borrower or a "workout" of the Loans. The obligations of the Borrower under this Section 6(e) shall be effective and enforceable whether or not any Loan is made under this Agreement and shall survive payment of all other Obligations.

f.	Insurance. Maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower.

g.	Indemnification. Indemnify, defend, and hold harmless the Lender and each of its officers and other employees, representatives, and agents (each, an "Indemnified Party") from and against any and all claims, obligations, penalties, actions, suits, judgments, reasonable costs and disbursements, losses and liabilities (including, reasonable attorneys' fees) of any kind whatsoever (collectively and severally, "Claims") that may at any time be imposed on, assessed against, or incurred by such Indemnified Party in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby or any action taken or omitted to be taken by such Indemnified Party in connection with the foregoing; provided, however, that the Borrower shall not be liable for any portion of any Claims arising out of or resulting from the gross negligence or willful misconduct of such Indemnified Party. The indemnification obligations of the Borrower under his Agreement shall survive termination of this Agreement and payment in full of the Obligations.

h.	Further Assurances. Promptly on request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts as the Lender may require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) assure, preserve, protect, and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any of the Loan Documents.

7. Negative Covenants

The Borrower hereby agrees that, as long as any Obligations (other than contingent, unmatured Obligations arising under provisions of this Agreement that expressly survive termination) remain unpaid or the Lender has any obligation to make Loans under this Agreement, the Borrower shall not, directly or indirectly:

a.	Consolidation and Merger. Except with the consent of the Lender, liquidate or dissolve or enter into any consolidation, merger or other combination unless the Borrower is the sole survivor thereof; have or experience any change-in-control.

b.	Consolidated Shareholders' Equity. The Borrower shall not permit or suffer Consolidated Shareholders' Equity to be less than U.S. $1.00 as of any time of determination.

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8. Events of Default

a.	Events of Default. Any of the following events is an Event of Default:

i.	The Borrower shall fail to pay within three (3) Business Days of the date when due, as set forth in the Loan Information for each Loan Request as indicated in the Borrower Dashboard, any installment payment on the Loans, fail to make any payment necessary to ensure the Credit Limit is not exceeded, or fail to pay within three (3) Business Days of the date when due any other Obligations under the Loan Documents;

ii.	Any representation or warranty made by the Borrower in any Loan Document or in connection with any Loan Document shall be inaccurate on or as of the date made and, if capable of being cured, shall remain uncured for five (5) Business Days;

iii.	The Borrower shall fail to maintain its organizational existence or shall default in the observance or performance of any covenant or agreement contained in Section 7;

iv.	The Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for ten (10) Business Days;

v.	The Borrower or any Guarantor shall default in any payment of principal of or interest on any Indebtedness (other than the Loans) or any other event shall occur, the effect of which is to permit (A) any Indebtedness to be declared or otherwise become due prior to its stated maturity, or (B) permit the holder or any Person on its behalf to cause any Indebtedness to be declared or otherwise become due, or to require prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity;

vi.	(A) The Borrower or the Guarantor, shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or the Borrower or the Guarantor shall make a general assignment for the benefit of its creditors; (B) there shall be commenced against the Borrower or the Guarantor, any case, proceeding or other action of a nature referred to previously in clause (A) that (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged, or unbonded for a period of sixty (60) days; (C) there shall be commenced against the Borrower or any Guarantor, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed, satisfied, or bonded pending appeal within sixty (60) days from the entry thereof; (D) the Borrower or the Guarantor, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (A) or (B) above; or (E) the Borrower or the Guarantor shall generally not, or shall be unable to, or shall admit in writing, its inability to pay its debts as they become due; or

vii.	The Guarantor shall fail to observe or comply with any term or condition of the Guaranty, including any failure to make any payment under the Guaranty, or shall attempt to rescind or revoke the Guaranty, with respect to future transactions or otherwise.

b.	Upon Default. Automatically upon the occurrence of an Event of Default under Section 8 (a)(vi), and at the option of the Lender upon the occurrence of any other Event of Default, the Lender's obligation to make Loans shall terminate and the Loans shall become immediately due and payable, without demand upon or presentment to the Borrower, which are expressly waived by the Borrower, and the Lender may immediately exercise all rights, powers, and remedies available to it at law, in equity or otherwise. The Borrower agrees to pay all collection expenses, court costs, and reasonable attorneys' fees and disbursements (whether or not a lawsuit or arbitration is commenced) of Lender that may be incurred in connection with the collection or enforceme nt of all or any part of the Obligations.

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9. Additional Miscellaneous Provisions

a.	No Assignment. The Borrower may not assign, delegate or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the Lender. Any purported assignment, delegation or transfer by the Borrower in violation of the previous sentence shall be automatically deemed null and void. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to in this Agreement or relating to this Agreement shall inure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, its successors and assigns.

b.	Amendment; No Waiver. This Agreement may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evide nt as part of the signing process, including through the Borrower Dashboard. The exchange of email or other electronic communication s discussing an amendment to this Agreement, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment. It is expressly agreed and understood that the failure by the Lender to elect to accelerate amounts outstanding under this Agreement and/or to terminate the obligation of the Lender to make Loans under this Agreement shall not constitute an amendment or waiver of any term or provision of this Agreement or any other Loan Document. No delay or failure by the Lender to exercise any right, power, or remedy shall constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power, or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers, or remedies.

c.	Cumulative Rights. The rights, powers, and remedies of the Lender under this Agreement are cumulative and in addition to all rights, powers, and remedies provided under any and all agreements between the Borrower and the Lender relating to this Agreement, at law, in equity or otherwise.

d.	Entire Agreement. This Agreement and the documents and agreements referred to in this Agreement embody the entire agreement and understanding between the parties to this Agreement with respect to the subject matter hereo f and supersede all prior agreements and understandings relating to the same or similar subject matter.

e.	Survival. This Agreement shall terminate as of the termination of the Lender's commitment to fund Loans. Section 5 and Section 6(g) of this Agreement, together with any other provisions of this Agreement necessary to interpret or to enforce the provisions therein, shall survive the termination of this Agreement.

f.	Notices. All notices required under this Agreement and other information concerning this Agreement ("Communications") shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier. In addition, the Lender may, in its sole discretion, send such Communications to the Borrower electronically in the manner described in this Section.

Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Agreement, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Such Communications may be sent electronically by the Lender to the Borrower (i) by transmitting the Communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, (ii) by posting the Communication on a website and sending the Borrower a notice to the Borrower's postal address or electronic address telling the Borrower that the Communication has been posted, its location, and providing instructions on how to view it, or (iii) by posting the Communication on the Borrower Dashboard. Communications sent electronically to the Borrower will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Borrower's electronic address.

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g.	Arbitration Agreement.

i.	Consent to Arbitrate Disputes. Except as expressly excluded by this Section 9(g) (this "Arbitration Agreement"), by clicking "Draw Funds" on the Borrower's Dashboard or by accessing or using any part of the Site with respect to Loans to be provided under this Agreement, the Borrower acknowledges and agrees that, at the election of either the Borrower or the Lender, any Dispute will be resolved in accordance with the arbitration agreement set forth in this Section 9(g). As used in this Agreement, the term "Dispute" is to be given the broadest possible meaning, and includes without limitation disputes arising from or relating to (A) this Agreement, including without limitation, the terms, construction, interpretation, performance, termination, breach, or enforceability of this Agreement, (B) any transactions effected pursuant to this Agreement, (C) the terms of or change or addition of terms to this Agreement, (D) the collection or enforcement of any obligation arising from this Agreement, (E) advertisements, promotions, or oral or written statements relating to this Agreement or any transactions between us pursuant to this Agreement, (F) disputes between Borrower and Guarantor (if any) and Lender or Lender's parent corporations, and (G) disputes regarding the "making" (9 U.S.C. § 4), validity, enforceability, or scope of this agreement to arbitrate or this Agreement, including but not limited to whether a given claim or dispute is subject to arbitration. The term "Dispute" extends to and includes claims the Borrower asserts against the Lender that arose before the existence of this Agreement and the Borrower's claims arising out of or relating to this Agreement that arise after termination of this Agreement. The Borrower acknowledges and agrees that if the Lender or the Borrower elects to arbitrate a Dispute (I) the Dispute will be resolved by an arbitrator on an individual basis and not by a judge and jury, (II) the Borrower and the Lender will be limiting or foregoing rights that might otherwise exist in court under applicable rules of evidence or civil procedure, (III) the Borrower and the Lender will be giving up their respective right to appeal from the arbitrator's decision regarding the Dispute, (IV) the Dispute will be resolved only on an individual basis and that the Borrower will not be able to bring or participate as a representative plaintiff or class member in a class action with respect to any Dispute, (V) the Borrower will not be able to arbitrate any Dispute in a private attorney general or other representative capacity, and (VI) the arbitrator will have no authority to hear a class or representative action, or to join or consolidate a Dispute with that of any other borrower.

ii.	For purposes of this arbitration agreement, references to the Borrower and the Lender also include their respective Affiliates, agents, employees, predecessors, successors and assigns, as well as authorized users or beneficiaries of the Lender's services.

iii.	Exclusions. Either the Lender or the Borrower may file a motion, petition, complaint, counterclaim, or cross-complaint or cross-petition in a court of competent jurisdiction in the state of Borrowers' residence and each Party consents to the jurisdiction of these courts:

(A)	To enforce the arbitration provisions of this Section 9(g);

(B)	To obtain monetary relief, or to foreclose on a lien or other security interest, solely on an individual (not class action or representative) basis in an amount less than $25,000;

(C)	To seek equitable remedies on a provisional basis pending arbitration; such equitable remedies shall remain in place until the later of such time as the arbitrator's award entering preliminary or permanent injunctive relief (or dissolving or modifying a court-entered injunction) is (I) confirmed, or (II) the time for bringing a motion to confirm the arbitral award has expired without a motion or petition for confirmation having been timely filed; or

(D)	If the Borrower is a California resident and a Dispute involves a claim for public injunctive relief under California law, the Borrower may bring that claim in court. If the Borrower brings that claim in court, the Borrower agrees that the Lender may treat such a claim as a Dispute within the meaning of this Section 9(g) and that the Lender would then have the right to elect arbitration, and if the Borrower refuses its demand, to move to enforce arbitration in accordance with the terms of this Section 9(g) pursuant to the Federal Arbitration Act, 9 U.S.C. §§1 et seq. (the "FAA"). If the Lender brings and loses that motion, the Borrower's claim for public injunctive relief will be heard in court, but the Borrower agrees to stay its claim in court for public injunctive relief pending (I) exhaustion of the Lender's right to appeal in court from the ruling against it, and (II) completion of arbitration of all other Disputes. If the Lender wins its motion, the Borrower's claim for injunctive relief will be decided in arbitration in accordance with the terms of this Section 9(g), meaning that the arbitrator can award only such injunctive relief as is necessary to remedy the Borrower's own alleged injury or to prevent future injury to the Borrower alone.

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iv.	For the avoidance of doubt, if either party asserts in any way a claim or Dispute other than those set out in Section 9 (g)(iii), the other party still may elect arbitration of these other claims or Disputes. In addition, if Borrower, Guarantor or Lender files a Dispute in court, such action is not deemed to be a waiver of the right to compel arbitration of any counterclaims, cross-claims, or separate claims that may be asserted.

v.	Law Governing Agreement to Arbitrate. The Borrower acknowledges and agrees that this Agreement evidences a transaction in interstate commerce. Accordingly, the agreement to arbitrate set forth in this Section 9(g) is governed by the FAA, and not by any state law governing consolidation or joinder of parties or claims, the arbitrability of claims, or the enforcement of class action or jury trial waivers

vi.	Arbitration Procedure.

(A)	How to elect arbitration of a dispute. The Borrower or the Lender may elect arbitration by providing written notice to the other in accordance with Section 9(f).

(B)	Number of arbitrators. All Disputes shall be resolved by a single arbitrator who shall be a retired judge selected by the parties.

(C)	Administration of arbitration. The arbitration shall be administered by JAMS and the arbitration shall be conducted in accordance with the JAMS Streamlined Arbitration Rules & Procedures except as otherwise agreed in this Agreement. If JAMS is unavailable to administer the arbitration, then the arbitration shall be administered by (I) the American Arbitration Association ("AAA") under its Commercial Arbitration Rules or (II) such other administrator as the parties agree to or, in the absence of agreement, (III) as selected by a court. If the parties cannot agree upon an arbitrator, the arbitration administrator will select a retired judge to serve as an arbitrator. JAMS or AAA may be contacted as follows: JAMS (18881 Von Karman Ave., Suite 350, Irvine, CA 92612, 1-800-352-5267, www.jamsadr.com); American Arbitration Association (120 Broadway, Floor 21, New York, NY 10271, 1-800-778-7879, www.adr.org). The administrator's rules are posted online. You should read these rules carefully.

(D)	Location of arbitration. Any arbitration hearing will occur in the Borrower's state of residence at a place determined in accordance with the administrator's rules. However, the Borrower and the Lender agree that the arbitrator is authorized, in his or her discretion, to conduct special hearings at any other place for the purpose of receiving evidence that would otherwise be unavailable at the situs of the arbitration and that the place for the special hearing selected by the arbitrator shall also be deemed a place where the arbitrator or "[is] sitting" for purposes of Section 7 of the FAA. The Borrower and the Lender further agree that the arbitrator or any party may attend any hearing electronically, and that the electronic, adjudicative (as opposed to physical) presence of the arbitrator at the hearing satisfies the "[is] sitting" requirement of Section 7 of the FAA. To the extent permitted by applicable local law, the arbitrator is authorized to conduct special hearings outside the United States to receive evidence not otherwise available within the United States. The Borrower and the Lender agree that the arbitrator may appear and preside telephonically or electronically at such hearings and that any party may also appear and participate telephonically or electronically. If the value of the relief sought is $10,000 or less, the Borrower or the Lender may elect to have the arbitration conducted by telephone or based solely on written submissions, which election shall be binding on the Borrower and the Lender subject to the arbitrator's discretion to require an in-person hearing, if the circumstances warrant.

(E)	Law to be applied by the arbitrator to resolve disputes in arbitration. As provided in sub-section (v) of this Arbitration Agreement, the arbitrator shall apply the FAA to all questions arising under the FAA. Subject to and to the extent not preempted by the FAA, the terms of this Arbitration Agreement, the rules of the administrator, and the law of the State of Utah (without reference to its choice of law rules) shall be applied (in the foregoing order of priority) by the arbitrator as the rule of decision in arbitration to issues that would be governed by state law if the Dispute were heard in court instead of in arbitration; likewise, the arbitrator shall apply federal law to all questions of federal law that arise in arbitration. However, the arbitrator shall not be bound by rulings in prior arbitrations or court proceedings involving different borrowers or users of the Lender's services.

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(F)	Authority of arbitrator. Subject to all applicable limitations of liability including those set forth in Section 9(o), which shall be enforced by the arbitrator, the arbitrator is authorized to award remedies that would be available on an individual basis if the action were heard in a court. The arbitrators shall honor claims of privilege in accordance with federal law, if a federal claim is at issue, or applicable state law, if a claim governed by state law or foreign law is at issue. The arbitrator shall apply applicable statutes of limitations. The arbitrators shall hear Motions to Dismiss or their equivalent and Motions for Summary Judgment. The arbitrators shall determine such motions under Rules 12 and 56 of the Federal Rules of Civil Procedure (or their equivalents if superseded) and case law construing these rules governing at the time of decision. Unless otherwise agreed by the parties, a motion to dismiss shall be filed no later than the 60th day following the appointment of the arbitrator and heard by the arbitrator within 30 days thereafter. The arbitrator shall rule on any motion to dismiss within 15 days of the hearing date on such motion. If the arbitrator allows an amended pleading, then the opposing party shall have an opportunity to move to dismiss any amended pleading. A party shall be entitled to bring a motion or motions for summary judgment at any point after the 60th day following notice of an election to arbitrate and any such motion or motions shall be heard and determined no later than 4 weeks prior to the date of any evidentiary hearing in the matter. The arbitrator has no authority to (i) certify a class, (ii) conduct a classwide arbitration, (iii) hear claims brought in a representative or private attorney general capacity, or (iv) join or consolidate a Dispute (or the hearing respecting a Dispute) with claims of persons other than the Borrower, the Lender, or their respective Affiliates, agents, employees, predecessors, successors and assigns as well as authorized users or beneficiaries under this Agreement of Lender's services. The arbitrator may award relief (including monetary, injunctive, and declaratory relief) only in favor of the individual party seeking relief and only to the extent necessary to remedy the party's individual injury or to prevent future injury to that party alone; any relief awarded cannot affect other borrowers or other users of the Lender's services.

(G)	Arbitral award and enforcement thereof. The arbitrator's award shall be in writing and shall provide a brief explanation of the arbitrator's findings of fact and conclusions of law. The arbitrator's award shall be final and binding, and judgment on the award rendered by the arbitrator may be entered and/or confirmed in any court having jurisdiction.

(H)	Additional Conditions. If any portion of this Arbitration Agreement cannot be enforced, the unenforceable portion will be severed and the rest of this Section 9(g) will continue to apply. However, if (i) it is finally determined that the class action waiver contained in this Section 9(g) cannot be enforced, or (ii) the arbitrator (contrary to this Section 9(g)) purports to decide a Dispute on a class or other representative basis, or to award injunctive relief that extends beyond that necessary to remedy the Borrower's own individual alleged injuries or to prevent future harm to the Borrower alone, then only this sentence will apply and the remainder of this Arbitration Agreement will be void. In no event will a claim for class relief (or for injunctive relief extending beyond the Borrower's own individual alleged injuries or to prevent future harm to the Borrower alone) be arbitrated.

(I)	Survival. The Borrower acknowledges and agrees that the arbitration agreement set forth in this Section 9(g) survives termination of this Agreement to the extent provided herein.

h.	Transfers. The Borrower acknowledges that the Lender may elect to sell, assign, and otherwise transfer to other Persons (each, a "Transferee") all or portions of, and participations in, the Lender's interest in Loans outstanding (and its commitment to make Loans) under this Agreement from time to time and expressly agrees that the holder of any Loans or interest in this Agreement (or commitment to make Loans under this Agreement) shall be a "Lender" under this Agreement. The Borrower agrees to execute and deliver to the Lender such documents, instruments, and agreements, including amendments to the Loan Documents, deemed necessary or desirable by the Lender to effectuate transfers pursuant to this Section 9(h).

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i.	Electronic Documents; Counterparts. Electronic records and signatures may be used in connection with the execution of this Agreement and the Loans Documents, in the Lender's discretion. This Agreement and the Loan Documents may be executed in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and by the different parties on separate counterparts each of which, when so executed, (and any copy of an executed counterpart that is an electronic record) shall be deemed an original but all such counterparts shall constitute but one and the same document. Delivery of a manually executed paper counterpart of this Agreement (or of any Loan Document or other agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of such manually executed paper counterpart; provided, however, that the telecopy or other electronic image shall be promptly followed by a manually executed paper original if required by the Lender.

j.	Accounting Terms. All accounting terms not otherwise defined in this Agreement are used with the meanings given such terms under GAAP.

k.	Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Lender or the Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver, or any other party in connection with any insolvency proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

l.	Setoff. In addition to any rights and remedies of the Lender provided by law and to the extent fully permitted by law, if an Event of Default exists, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (if permitted by law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

m.	Severability. Subject to Section 9(g), the illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required under this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

n.	No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender has no obligation to any Person not a party to this Agreement or other Loan Documents.

o.	Limitation of Liability. THE LENDER SHALL NOT BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OF THE BORROWER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF DATA, LACK OR LOSS OF PRODUCTIVITY, COST OF SUBSTITUTE EQUIPMENT, SERVICES, OR DOWNTIME COSTS EXCEPT THOSE WHICH ARISE PURSUANT TO THE LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH CLAIM IN ADVANCE.

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p.	Warranty Disclaimer. THE SITE AND ALL SERVICES ON THE SITE ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS, AND WITHOUT WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED. LENDER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND THOSE ARISING BY STATUTE OR FROM A COURSE OF DEALING OR USAGE OF TRADE. LENDER DOES NOT GUARANTEE THAT THE SITE OR ANY SERVICE ON THE SITE WILL BE FREE OF BUGS, SECURITY BREACHES, OR VIRUS ATTACKS. THE SITE AND SERVICES MAY OCCASIONALLY BE UNAVAILABLE FOR ROUTINE MAINTENANCE, UPGRADING, OR OTHER REASONS. THE BORROWER AGREES THAT THE LENDER WILL NOT BE HELD RESPONSIBLE FOR ANY CONSEQUENCES TO THE BORROWER OR ANY THIRD PARTY THAT MAY RESULT FROM TECHNICAL PROBLEMS OF THE INTERNET, SLOW CONNECTIONS, TRAFFIC CONGESTION OR OVERLOAD OF THE LENDER'S OR OTHER SERVERS. EXCEPT AS EXPRESSLY STATED IN THE LENDER'S PRIVACY POLICY, THE LENDER DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE SECURITY OF ANY INFORMATION THE BORROWER MAY PROVIDE OR ACTIVITIES THE BORROWER ENGAGES IN DURING THE COURSE OF THE BORROWER'S USE OF THE SITE AND ANY SERVICES ON THE SITE. THE LENDER IS NOT ACTING AS A BUSINESS ASSOCIATE OR SUBCONTRACTOR (AS SUCH TERMS ARE DEFINED AND USED IN HIPAA) AND THE SERVICES PROVIDED BY THE LENDER ARE NOT HIPAA COMPLIANT. THE LENDER HAS NO LIABILITY UNDER THIS AGREEMENT FOR SENSITIVE DATA.

10. Definitions

For purposes of this Agreement, the terms set forth below shall have the following meanings:

"Affiliate" shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.

"Agreement" shall mean this Master Revolving Credit Agreement, as the same may be amended, modified, supplemented, extended or replaced from time to time.

"Borrower Dashboard" shall mean the Web Dashboard established on the Site for the Borrower's account.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which Lender is authorized or obligated to close its regular banking business.

"Consolidated Shareholders' Equity" shall mean, as of any date of determination, the remainder of (a) the total assets of the Borrower and its consolidated subsidiaries minus (b) the sum of all liabilities of the Borrower and its consolidated subsidiaries, in each case that would be reflected on a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of that date in accordance with GAAP.

"Contractual Obligations" as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it or any of its property is bound.

"Credit Limit" shall mean the dollar amount set forth in the Loan Information in the Borrower Dashboard, as such amount may be increased or decreased by the Lender in its sole discretion and reflected in the Loan Information from time to time.

"GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

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"Guarantor" shall mean a guarantor of the Loans.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

"Indebtedness" means, for any Person, at any time, and only to the extent outstanding at such time (a) obligations created, issued or incurred by such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered, and (c) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument. Indebtedness will exclude non-recourse Indebtedness and exclude all Indebtedness that is not reflected on the Borrower's financial statements such as Indebtedness at the Guarantor.

"Indefeasible" means, with respect to a payment that the Obligations are satisfied only when the Lender is no longer subject to any right on the part of any Person, including (a) the Borrower, (b) the Borrower as a debtor in possession, or (c) any bankruptcy or other trustee of the Borrower's assets, to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.

"Interest Rate" means the per annum rate of interest established by the Lender for each Loan, which shall be subject to the maximum permitted rate under Utah law and calculated in accordance with the following formula and example:

Formula:

Example:

Amount advanced (A) = $1,000

Weekly Payment (P) = $89.20

Number of payments (n) = 12

Finance Charge = $70.40

Unit period = 1 week

Unit periods per year = 52

Advance, 11/18/19

First payment, 11/30/19

Payments made each Wednesday, starting 11/30/19

Time to 1st debit = 12 days

t = 1 (i.e., 11/23/19 thru 11/30/19)

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f = 5/7 (i.e., 11/18/19 thru 11/23/19)

Periodic interest rate (i) = 0.9548%

Annual Percentage Rate (Interest Rate) = 52 x i = 49.654%

Borrower acknowledges that the foregoing is an example only and the actual Interest Rate for each Loan may differ. The Interest Rate is a means of pricing credit extensions to customers and is neither directly tied to an external rate of interest or index nor necessarily the lowest rate of interest charged by the Lender at any given time for any particular class of customers or credit extensions. For each Loan, the Interest Rate shall be fixed and included in the total fixed payment amount to be made weekly by the Borrower for each Loan.

"Invoice" means the outstanding invoices the Borrower generates as part of its business operations that are submitted to the Lender on the Site and itemized in the Borrower Dashboard. Such invoices will not contain any protected health information regulated by the Health Insurance Portability and Accountability Act ("HIPAA") or similar federal or state laws, rules or regulations or other medical or health information identifiable with a particular individual ("Sensitive Data").

"Liabilities" means at any date, the amount that, in accordance with GAAP consistently applied, would be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of each Borrower.

"Loan Documents" shall mean this Agreement and each other document, instrument and agreement executed by the Borrower in connection herewith or therewith, as any of the same may be amended, restated, extended, or replaced from time to time.

"Maturity Date" shall mean, for each Loan, the earlier of: (a) the maturity date indicated in the Loan Information for each Loan indicated in the Borrower Dashboard, as such date may be extended from time to time in writing by the Lender and the Borrower, in each case, in their sole discretion, or (b) the date the Lender accelerates the maturity date of the Loans under this Agreement pursuant to Section 8.

"Obligations" shall mean any and all debts, obligations, and liabilities of the Borrower to the Lender arising under this Agreement (whether principal, interest, fees, or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not extended, modified, rearranged, restructured, refinanced or replaced, including modifications to interest rates or other payment terms of such debts, obligations, or liabilities).

"Payment Account" shall mean the account of the Lender designated in writing by the Lender from time to time to the Borrower as the "Payment Account" for purposes of this Agreement.

"Person" shall mean any corporation, partnership, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, government, or any department or agency of any government.

"Potential Default" shall mean an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

"Requirements of Law" shall mean as to any Person the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Site" refers to fundbox.com, together with its subdomains, text, documents, articles, blogs, descriptions, graphics, photos, sounds videos and interactive features on the Site, Site products, services and software, trademarks, and service marks and logos contained therein.

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